Exhibit 10.2
SEVERANCE PAY PLAN OF THE BRINK’S COMPANY
This is the Severance Pay Plan of The Brink’s Company (this “Plan”), as approved by the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of The Brink’s Company effective as of November 13, 2015 (the “Effective Date”), amended by the Committee on October 4, 2018 and May 6, 2022, amended and restated by the Committee effective December 3, 2024, and further amended and restated by the Committee effective July 16, 2025, as provided herein. This Plan explains whether an employee is eligible to receive severance benefits hereunder, and if so, how benefits shall be calculated and paid. This Plan became effective on the Effective Date through action of the Committee on the Effective Date.
The adoption and continuation of this Plan are voluntary on the part of the Company and are not intended to create any contract of employment. This Plan shall continue in effect until terminated by the Committee pursuant to the terms and conditions of Section 6.
SECTION 1
PURPOSE OF THE PLAN
The purpose of this Plan is to provide financial assistance to employees whose termination is described within the terms and conditions of this Plan. The benefits of this Plan are designed to help terminated Participants economically during the period immediately following termination. It is not intended to imply that severance benefits will be offered to any employee whose employment is terminated by voluntary resignation without Good Reason (as defined below), for Cause (as defined below) or for any other circumstance of termination other than as specifically described herein.
SECTION 2
DEFINITIONS
As used in this Plan, the following terms, when capitalized, shall have the meanings given below:
2.1“Annual Base Salary” means an applicable Participant’s annualized base salary on the Termination Date without regard to commissions, overtime or bonus (unless specifically stated otherwise).
2.2“Annual Incentive” means an applicable Participant’s annual incentive under the Annual Incentive Plan for the year in which the Termination Date occurs.
2.3“Annual Incentive Plan” means the annual incentive plan of the Company or its Subsidiaries in which an applicable Participant participates as of Termination Date.
2.4“Cause” means (a) embezzlement, theft or misappropriation by the Participant of any property of the Company or its Subsidiaries, (b) the Participant’s willful breach of any fiduciary duty to the Company or its Subsidiaries, (c) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company or its Subsidiaries and its business or the policies of the Company or its Subsidiaries governing the conduct of its employees, (d) the Participant’s gross incompetence in the performance of the Participant’s job duties,

(e) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (f) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care or (g) any gross negligence or willful misconduct of the Participant resulting in a loss to the Company or its Subsidiaries.
2.5“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury regulations promulgated or other Treasury guidance thereunder.
2.6“Company” means The Brink’s Company (and any predecessor, successor or assign).
2.7“Good Reason” means, in the case of a Tier 1 or Tier 2 Participant, any of the following events, without the Participant’s express written consent, that is not cured by the Company or its Subsidiaries within 30 days after written notice thereof from the Participant to the Company or its Subsidiaries, which written notice must be provided within 90 days of the occurrence of the event: (a) a material reduction in the Participant’s annual base salary or target annual incentive opportunity (other than in connection with a reduction that applies to employees of the Company and its Subsidiaries generally) or (b) the relocation of the Participant’s primary place of employment to a location that (I) is not within 35 miles of the Participant’s primary place of employment on the date he or she became a Participant and (II) increases the Participant’s commuting distance from his or her primary residence by more than 35 miles; provided, however, that clause (b) shall not apply in connection with a relocation of the corporate headquarters of the Company. If any such event is not cured by the Company or its Subsidiaries during the 30-day cure period, the Participant must terminate employment within the 30-day period immediately thereafter in order to experience a Qualifying Termination in connection with such event.
2.8“Health Care Continuation Period” has the meaning given in Section 4.1(d).
2.9“Incapacity” means any physical or mental illness or disability of the Participant which continues for a period of six consecutive months or more and which immediately thereafter renders the Participant incapable of performing his or her duties.
2.10“Officer” means an employee of the Company who has been designated an “officer” by the Committee in accordance with Rule 3b-7 under the Securities Exchange Act of 1934.
2.11“Participant” has the meaning given in Section 3.1.
2.12“Plan Administrator” has the meaning given in Section 5.
2.13“Qualifying Termination” has the meaning given in Section 3.2.
2.14“Release” has the meaning given in Section 3.4.
2.15“Severance Payment” has the meaning given in Section 4.1(b).
2.16“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

2.17“Termination Date” means the date on which the Participant’s employment is terminated by the Company or its Subsidiaries.
2.18“Weekly Base Salary” means an applicable Participant’s Annual Base Salary divided by 52.
2.19“Years of Service” means the number of full, completed years in which a Participant has been employed with the Company or its Subsidiaries, beginning with the last date of hire with the Company or its Subsidiaries and ending on the Participant’s Termination Date. For purposes of determining a Participant’s Years of Service, the Participant shall be credited with service for a period of absence on account of military service to the extent required by law.
SECTION 3
PARTICIPATION
3.1Eligibility. This Plan shall apply to employees of the Company or its Subsidiaries who are selected for participation by either the Committee or, in the case of employees who are not Officers or whose compensation arrangements are not otherwise within the purview of the Committee, in accordance with its charter, by the Chief Executive Officer of the Company. Any such employee selected for participation shall be a “Participant.” The designation of an employee as a Participant may be revoked by the Committee (as to Participants who are Officers) or the Chief Executive Officer of the Company (as to Participants who are not Officers or whose compensation arrangements are not otherwise within the purview of the Committee, in accordance with its charter) on not less than 12 months’ prior written notice to the Participant, provided that, effective December 3, 2024 (subject to Section 6 below in the case of existing Participants as of such date), this period is reduced from 12 months to 6 months. Each Participant shall receive a written “Notification of Severance Pay Participation” substantially in the form attached as Exhibit A. The Chief Executive Officer of the Company shall promptly notify the Committee of any employees he or she selects as Participants or whose Participant status he or she revokes. Notwithstanding the foregoing, effective May 6, 2022, individuals holding the office of Executive Chairman of the Company shall not be eligible to participate in the Plan. Notwithstanding the foregoing or anything to the contrary herein, effective December 3, 2024 (subject to Section 6 below in the case of existing Participants as of such date), each Executive Vice President of the Company who directly reports to the Chief Executive Officer of the Company (each such individual, a “CEO Direct Report”) shall (a) in the case of a CEO Direct Report who is a U.S. employee, (i) for so long as such individual remains a CEO Direct Report, participate in the Plan as a Tier 2 Participant, and (ii) on and following the date that such individual ceases to be a CEO Direct Report, participate in the Plan as a Tier 3 Participant or at such lower participation level as may then be established by the Chief Executive Officer of the Company, or (b) in the case of a CEO Direct Report who is not a U.S. employee, except as otherwise determined by the Committee (in the case of employees whose compensation arrangements are within its purview) or the Chief Executive Officer of the Company (in the case of all other employees), in either case in their sole discretion, participate in the Plan as a Tier 3 participant or at such lower participation level as may then be established by the Chief Executive Officer of the Company, provided that any reduction in benefits below the Tier 3 Participant level in respect of then-existing Participants shall be subject to Section 6 below.
3.2Qualifying Termination. Subject to Sections 3.3 and 3.4, a Participant whose employment is (a) involuntarily terminated by the Company or its Subsidiaries without Cause other than by reason of the Participant’s Incapacity or (b) in the case of a Tier 1 or Tier 2 Participant, terminated by the Participant for Good Reason (either of clauses (a) or (b), a

“Qualifying Termination”) shall be entitled to the compensation and benefits contemplated by Section 4.
3.3Exceptions. Notwithstanding Section 3.2, a Qualifying Termination shall not include (a) a termination of employment with the Company or its Subsidiaries due to a sale of assets (including a subsidiary) by the Company or its Subsidiaries, as to a Participant who either remains employed with the sold entity immediately following such transaction or is offered employment by the acquirer to commence immediately following such transaction, in each case (i) with a base salary and target incentive opportunity not materially less favorable than applied to the Participant immediately prior to such transaction and (ii) at a location that is within 35 miles of the Participant’s primary place of employment on the date he or she became a Participant and that does not increase the Participant’s commuting distance from his or her primary residence by more than 35 miles, or (b) the termination of a Participant’s employment under circumstances that entitle the Participant to compensation and benefits under another severance plan or arrangement of the Company or its Subsidiaries that provides for compensation and benefits that are greater than those payable under the Plan, including under the Participant’s Change in Control Agreement with the Company or its Subsidiaries.
3.4Release Requirement. As a condition of receiving any benefits pursuant to this Plan (other than the Accrued Obligations), a Participant must execute a Separation and Release Agreement substantially in the form attached as Exhibit B (the “Release”). No payment shall be made to a Participant under this Plan unless the Participant signs and returns to the Company the Release within the period specified therein (which period shall in no event expire more than 52 days following the Termination Date), and does not thereafter revoke the Release.
SECTION 4
BENEFITS
4.1Amount and Payment of Benefit. Upon a Qualifying Termination, subject to the terms and conditions of this Plan, a Participant shall be entitled to the following payments and benefits:
(a)Accrued Obligations. A cash payment, which shall be paid in a lump sum on the first payroll date following the Termination Date, equal to the sum of (i) the Participant’s Annual Base Salary through the Termination Date to the extent not theretofore paid, (ii) any bonus or incentive compensation for which payment has been approved in accordance with the terms of the applicable arrangement but not made as of the Termination Date and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (the amounts contemplated by clauses (i), (ii)  and (iii), the “Accrued Obligations”). The Accrued Obligations shall be due without regard to whether the Participant has executed and not revoked the Release.
(b)Cash Severance. A cash severance payment (the “Severance Payment”), which shall be paid in a lump sum within 60 days following the Termination Date, equal to:
(i)Tier 1 Participants. The product of (x) 2.0 multiplied by (y) the sum of the Participant’s Annual Base Salary and target Annual Incentive opportunity for the year in which the Termination Date occurs (or, if no such target Annual Incentive Opportunity has been set as of the Termination Date, the target Annual Incentive Opportunity for the immediately preceding year);
(ii)Tier 2 Participants. The product of (x) 1.0 multiplied by (y) the sum of the Participant’s Annual Base Salary and target Annual Incentive opportunity (or, if no such target Annual Incentive Opportunity has been set as of the Termination Date, the target Annual Incentive Opportunity for the immediately preceding year);
(iii)Tier 3 Participants. The product of (x) 2.0, multiplied by (y) the Participant’s Years of Service multiplied by (z) the Participant’s Weekly Base Salary; provided, however, the minimum Severance Payment shall be equal to 26 weeks of the Participant’s Weekly Base Salary, and the maximum Severance Payment shall be equal to 52 weeks of the Participant’s Weekly Base Salary.
(c)Prorated Annual Incentive. If the Participant has been employed by the Company or its Subsidiaries for at least six months of the performance year of the Annual Incentive Plan in which the Termination Date occurs, an amount equal to the Participant’s Annual Incentive determined in accordance with the Annual Incentive Plan in a manner consistent with that applicable to other participants in the Annual Incentive Plan generally (provided that any individual performance modifier thereunder (if applicable) shall be deemed satisfied at 100%) multiplied by a fraction, (i) the numerator of which is the number of completed months elapsed in the performance year of the Annual Incentive Plan as of the Termination Date, and (ii) the denominator of which is 12, which shall be paid at the same time that incentives are paid to other participants in the Annual Incentive Plan generally in respect of the applicable performance year, but in no event after March 15 of the year following the year in which the Termination Date occurs (subject to any deferral elections that the Participant may have made with respect to such compensation).
(d)Health Care Benefits. If the Participant elects continued medical and dental benefit coverage pursuant to Section 4980B(f) of the Code, then until the earlier of (i) (A) for Tier 1 Participants, the 18-month anniversary of the Termination Date, (B) for Tier 2 Participants, the 12-month anniversary of the Termination Date and (C) for Tier 3 Participants, the number of weeks following the Termination Date equal to the number of weeks of Weekly Base Salary as to which cash severance is paid under Section 4.1(b)(iii), and (ii) such time as the Participant becomes eligible to receive medical and dental benefits under another employer-provided plan (such period, the “Health Care Continuation Period”), the Company or its Subsidiaries shall reimburse the Participant for premiums associated with such coverage in an amount equal to the premiums that the Company or its Subsidiaries would have paid in respect of such coverage had the Participant’s employment continued during such period; provided, however, such benefits shall be reported by the Company or its Subsidiaries as taxable income to the Participant to the extent reasonably determined by the Company or its Subsidiaries to be necessary to avoid such benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Code.
(e)Equity Awards. Any unvested compensatory awards denominated in shares of common stock of the Company that are held by the Participant as of the Termination Date (excluding any one-off, make-whole awards, special retention awards or other awards that were not granted in connection with the Company’s ordinary long-term incentive award grant cycle) shall be eligible for continued vesting, to the same extent as if the Participant had remained employed by the Company or its Subsidiaries, until the second anniversary of the Termination Date in the case of Tier 1 Participants and until the first anniversary of the Termination Date in the case of Tier 2 and Tier 3 Participants, provided that any performance-based vesting conditions applicable to such an award shall be deemed achieved based on actual performance as of the end of the applicable performance period in the case of Tier 1 Participants and based on the lower of target and actual performance as of the end of the applicable performance period in the case of Tier 2 and Tier 3 Participants. Except as expressly provided herein, such compensatory awards shall continue to be governed by the terms of the applicable benefit plan and related award agreement.
(f)Outplacement Services. The Company or its Subsidiaries shall, at its sole expense as incurred, provide the Participant with reasonable outplacement services during the Health Care Continuation Period, the provider and scope of which shall be selected by the Company or its Subsidiaries in its sole discretion.
4.2Funding. The Company or its Subsidiaries shall pay benefits from its general assets. No specific amount shall be set aside in advance for this purpose. Participants shall be unsecured general creditors of the Company or its Subsidiaries for purposes of benefits due hereunder.
4.3No Mitigation; No Offset. In no event shall a Participant be obligated to take any action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and, other than as explicitly stated herein, amounts payable or to be provided under this Plan shall not be offset by amounts earned from another employer or otherwise.
4.4Continued Eligibility to Participate in Company Plans. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Subsidiaries, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or its Subsidiaries. Amounts that are vested benefits or that a Participant or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or its Subsidiaries shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement.
4.5Tax Withholding. The Company or its Subsidiaries shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
SECTION 5
ADMINISTRATION
5.1Administrator and Named Fiduciary. The Committee may appoint a committee, which shall be known as the “Administrative Committee,” to carry out the Plan Administrator’s responsibilities under this Plan, and the term “Plan Administrator” as used in this Plan shall mean the Administrative Committee. If the Committee does not appoint an Administrative Committee, the Committee shall be the Plan Administrator for all purposes. Notwithstanding the foregoing, the Committee shall serve as the Plan Administrator with respect to Participants who are Officers or whose compensation arrangements are within the purview of the Committee, in accordance with its charter. The Plan Administrator shall have authority to control and manage the operation and administration of this Plan. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of this Plan.
5.2Administrative Discretion. The Committee and the Plan Administrator shall have the discretion to make findings of fact needed in the administration of this Plan and shall have the discretion to interpret or construe any ambiguous, unclear or implied terms in any fashion it, in its sole and reasonable discretion, deems appropriate.

SECTION 6
AMENDMENT AND TERMINATION OF PLAN
The Committee reserves the right to amend or terminate this Plan at any time, in whole or in part, with respect to any Participant who has not experienced a Qualifying Termination as of the effective date of such amendment or termination. Notwithstanding the foregoing, any termination of this Plan, and amendment of this Plan that reduces in any manner the payments or benefits which are provided to any Participant upon a Qualifying Termination, or in any manner narrows the conditions under which a Qualifying Termination will be determined to have occurred, or in any other manner reduces the protections provided to Participants hereunder, shall not be effective until at least 12 months following approval by the Committee without the written approval of each affected Participant, provided that, effective December 3, 2024 (subject to the foregoing terms in this Section 6 in the case of existing Participants as of such date), this period is reduced from 12 months to 6 months.
SECTION 7
GENERAL PROVISIONS
7.1Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company or its Subsidiaries.
7.2Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that the Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies which those provisions of ERISA which are applicable to top-hat plans.
7.3Other Employee Benefit Plans. The provisions of this Plan shall be construed and applied independently of any other benefit plan the Company or its Subsidiaries may provide to its employees. Benefits received under this Plan shall not be counted as wages or compensation for pension or other retirement benefits of the Company or its Subsidiaries.
7.4Inability to Locate Payee. If the Plan Administrator is unable to make payments to any Participant or other person to whom a payment may be due under the Plan because he or she cannot ascertain the identity or whereabouts of such Participant or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last know address of such Participant or other person as shown on the records of the Company or its Subsidiaries), any obligation the Company or its Subsidiaries may have had under this Plan shall cease 12 months after the Participant’s Termination Date.
7.5Non-Assignability. This Plan, and the rights, interest and benefits receivable hereunder shall not be assigned, transferred, pledged, sold, conveyed or encumbered in any way by a Participant and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of any rights, interest or benefit receivable under this Plan by a Participant, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

7.6Headings. The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.
7.7Governing Law. To the extent this Plan is not governed by federal law, the validity, interpretation, construction and performance of this Plan shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.
7.8Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.
7.9Section 409A of the Code.
(a)General. It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
(b)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the

Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
7.10Successors and Assigns. This Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other Person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each Participant to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not limited to, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
[Exhibits Follow]

EXHIBIT A
[BRINK’S LETTERHEAD]
NOTIFICATION OF SEVERANCE PAY PLAN PARTICIPATION
This is to advise the person identified as the “Participant” below that he or she has been selected to participate in the Severance Pay Plan of The Brink’s Company (the “Plan”), at the Tier level noted below. A copy of the Plan is attached.
THE BRINK’S COMPANY
By:________________________
Title:_______________________
Date:_______________________

NAME OF PARTICIPANT
____________________________
Tier: ________________________

EXHIBIT B
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is made by and between [name of employee] (“Participant”) and The Brink’s Company (the “Company”). Participant is a participant in the Severance Pay Plan of The Brink’s Company (the “Severance Plan”), and has experienced a Qualifying Termination (as defined in and pursuant to the Severance Plan). In consideration of the mutual covenants, undertakings, and consideration set forth herein, Participant and the Company hereby agree as follows:
1.Termination Date. Participant and the Company mutually agree that Participant’s employment with the Company was terminated effective as of [insert date] (the “Termination Date”). It is understood and agreed that after the Termination Date, the Company owes no duty or obligation to Participant other than those set forth in this Agreement and, except as set forth in this Agreement, Participant’s participation in any and all employee benefit plans of the Company will cease as of the Termination Date, to the extent permitted by law.
2.Payment of Accrued Obligations. Participant will receive the Accrued Obligations (as defined in the Severance Plan) in accordance with the terms set forth in the Severance Plan and any unpaid expense account items due to Participant under the Company’s regular expense account policies.
3.Severance Package. In addition to whatever payments Participant may receive from the Company as described in Section 2 above, in consideration of Participant’s promises and commitments set forth in this Agreement, the Company shall provide Participant with the compensation and benefits contemplated by Sections 4.1(b)-(f) of the Severance Plan (the “Severance Package”) in accordance with the terms specified therein. In addition to the promises and commitments by Participant set forth in this Agreement, the Severance Package is conditioned on Participant executing, at the request of the Company, such documents as the Company deems necessary to effectuate his removal from officer and director positions, committee memberships and any other positions he holds with any Brink’s entity, if any, and assigning to the Company or its designee any shares of capital stock of any Brink’s entity (other than shares of common stock of The Brink’s Company) which may be registered in his name.
4.Return of Company Property. Participant shall immediately return all company property to the Company, including but not limited to laptop computer, mobile phone (provided that Participant shall be able to keep his phone number if he so requests), all other company-provided electronic equipment, company credit cards, identification cards and/or badges, office keys and/or key cards, etc.

5.General Release and Waiver of Claims. Participant acknowledges that the Severance Package is not otherwise owed to Participant and that the Company is providing this benefit in exchange for the mutual promises and covenants contained in this Agreement. In consideration of and as a condition to these payments and benefits, Participant, on his behalf and on behalf of his heirs, legal representatives, agents, successors and assigns, hereby irrevocably and unconditionally agrees to release and forever discharge the Company, its parent, subsidiaries and affiliates, divisions, successors, assigns, health and retirement plans (and the fiduciaries and service providers to such plans) and its and their respective current and former officers, directors, shareholders, employees, agents, and representatives (collectively, the “Releasees”) of and from, any and all claims, actions, demands and liabilities of whatever nature, kind or character, asserted or unasserted, known or unknown, which Participant has or may have against the Company or any of the Releasees through the Termination Date, including but not limited to, claims arising out of, related to, or in any way connected with Participant’s employment by, and officer and/or director positions with, the Company or any of the Releasees or from their termination, or arising from the conduct, acts or omissions of the Company or any Releasee or its or their agents or employees, or arising from any other transactions, agreements, including but not limited to the Change in Control Agreement dated [DATE] between Participant and The Brink’s Company, the Severance Pay Plan of The Brink’s Company, occurrences, acts or omissions, or any loss, damage or injury, known or unknown, resulting from any act or omission by or on the part of the Company or any of the Releasees or its or their agents or employees. This includes, but is not limited to, any claims for liability, wages (including but not limited to any payments, wages, benefits, or compensation of any kind), the loss of emoluments and equity, such as but not limited to incentive compensation, bonuses (including but not limited to any bonus under the Key Employees Incentive Plan) and/or any and all other emoluments, severance or other termination payments beyond the Severance Package specified herein, demands, losses, expenses, suits, fringe benefits, health insurance, costs, attorney’s fees, actions or causes of action based on any federal, state or local statute, law, ordinance or regulation of the United States or other jurisdictions in which the Releasees operate, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”) or the Older Worker’s Benefit Protection Act, Title 42 US.C. Section 1981, any and all claims under Texas statutory or common law, including, but not limited to, claims brought under the Virginia Human Rights Act (VHRA), the Virginians with Disabilities Act (VDA), the Virginia Equal Pay law, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act (VOSH), the Virginia Fraud Against Taxpayers Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Fraud and Abuse Whistleblower Protection Act, and the Virginia Right-to-Work Law, the Texas Commission on Human Rights Act, the Texas Labor Code, and the Texas

Pay Day Law, the common law of Texas[or the common law or statutes of [STATE OF EMPLOYMENT] or any other state or country (collectively, the “Statutes”). Participant further states that he is unaware of any facts or circumstances that would give rise to liability against the Releasees under any Statutes, including without limitation any federal, state or local whistleblower statute. Finally, Participant agrees and represents that he has not filed in any state, federal, or local court or with any state, federal or other governmental agency or entity or any administrative tribunal, or any arbitration forum, any claim or complaint of whatever kind or nature, whether in Participant’s own capacity or as a member of a class or otherwise based upon any rights, privileges, entitlements or benefits arising out of or related to Participant’s employment with the Company, and that any remedies for such claims or complaints Participant might have standing to assert are released by this Agreement. The foregoing shall not affect Participant’s right to obtain whatever benefits Participant is entitled to receive from the Company’s health and retirement plans as of the Termination Date. The release language in this Section 5 shall not affect any right to indemnification Participant may have under the Bylaws of The Brink’s Company, provided Participant is in compliance with the terms of this Agreement and provided further that Participant shall have taken no action, either directly or indirectly, to assist, facilitate or otherwise encourage the making of the claim, investigation or liability giving rise to the right to indemnification.
6.Cooperation with the Company. Participant agrees he shall at all times, and from time to time, take all reasonable actions and provide information and support reasonably requested by the Company to assist the Company, its affiliates, successors and assigns (including its counsel) in maintaining, contesting, defending against or settling any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand. Participant further agrees that, other than pursuant to valid subpoena, process, or court order commanding attendance or testimony or as otherwise permitted by this Agreement, Participant shall not: (a) assist any other person or entity in any judicial, administrative, arbitral or other proceedings that in any way involve or relate to Participant’s employment with the Company, or (b) voluntarily participate or assist in any such litigation or proceeding of any nature brought by or on behalf of any present or previous employee or agent of the Company, unless requested by the Company, or except as may be required by law. Should Participant file any claim or complaint against the Company or any of the Releasees in any court or with any governmental agency or entity or any administrative tribunal, or any arbitration forum, Participant acknowledges that Participant has irrevocably waived any right to recovery against the Company or any of the Releasees in connection with such claims or activities. In the event Participant is commanded to attend any proceedings or provide testimony within the meaning of this Section 6, Participant agrees to provide notice of such attendance or testimony to counsel for the Company, in writing, ten (10) days prior to such attendance or testimony, or the amount of prior notice of such attendance or testimony that Participant received, whichever is less.

7.Restrictive Covenants. Participant acknowledges that Participant promised to comply with certain post-employment restrictive covenants as a condition of Participant’s eligibility to receive certain equity awards. Those restrictive covenants are contained in the Restrictive Covenant Agreement(s) (“RCA”) associated with the equity awards Participant was previously granted. Participant reaffirms Participant’s promise to comply in full with the terms of the RCA(s) and acknowledges that Company’s payment of consideration in this Agreement is contingent upon Participant’s continued compliance with the terms of the RCA(s).
8.Confidential Information. Participant acknowledges that, during the course of his employment by the Company, he had access to various confidential information of the Company and its affiliates, including but not limited to strategic plans, security and operational procedures, practices and data, company specific reports and/or data, routing information, performance related data and reports, salary/compensation information, customer lists, pricing practices and lists, marketing plans, operational processes and techniques, financial information including financial information set forth in internal records, files and ledgers or incorporated in profit and loss statements, financial reports and business plans, inventions, discoveries, devices, algorithms, as well as computer hardware and software (including source code, object code, documentation, diagrams, flow charts, know how, methods and techniques associated with the development of a use of any of the foregoing computer software), all internal memoranda, any other records of the Company or its affiliates (including electronic and data processing files and records) and any other information designated as a “trade secret” and/or constituting a trade secret under any governing law and any other proprietary information not generally available to the public that the Company or its affiliates consider confidential information (collectively called “Confidential Information.”). In connection with this Agreement, Participant agrees that all Confidential Information is and shall remain the property of the Company or its affiliates and that he will not divulge or disclose any such Confidential Information to any third party or use any such Confidential Information without the prior written consent of the Company.
9.In the event Participant becomes, or believes he has become, in any way legally compelled to disclose any Confidential Information, Participant will provide the Company with prompt prior written notice of such requirement so the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 9. In the event such protective order or other remedy is not obtained, or the Company waives compliance with this Section 9, Participant agrees to furnish only that portion of the Confidential Information which he is legally compelled to disclose and agrees to exercise best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so furnished. Participant further agrees to return immediately to the Company any and all Confidential Information received or obtained during the course of Participant’s employment with the

Company, including but not limited to all documents and records and computer databases and files, and all copies thereof.
10.Confidentiality of this Agreement. The parties agree that the terms of this Agreement shall be deemed confidential, and the parties shall not, either individually or in concert with any other, make, cause to be made, or assist in publishing, disseminating, or in any way advertising, releasing or disclosing the existence or terms of this Agreement to any other individual, entity or body, except to their attorney, tax advisor, spouse or as otherwise may be required by law or as may be required to enforce this Agreement.
11.Non-Disparagement. Participant agrees that Participant will not make any untrue, misleading, or defamatory statements concerning the Company or Releasees or any of its or their officers or directors, and will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company or Releasees or any of its or their officers or directors, , or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or Releasees or any of its or their officers or directors. In agreeing not to make disparaging statements regarding the Company or Releasees or any of its or their officers or directors, Participant acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Company or Releasees or any of its or their officers or directors, including rights under the First Amendment to the United States Constitution or any other applicable federal and state constitutional rights. _____ [initialed]
12.Non-Interference with Protected Rights. The Participant understands that, notwithstanding any other provision in this Agreement, nothing contained in this Agreement is intended to or will be used in any way to limit Participant’s rights or ability to communicate with any governmental agency or entity or any administrative tribunal as provided for, protected under or warranted by applicable law or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or entity or any administrative tribunal, including providing documents or other information, without notice to the Company. This Agreement does not limit Participant’s right to receive an award from any governmental agency or entity or any administrative tribunal for information provided to any such agency, entity or tribunal. The Participant further understands that, notwithstanding any other provision of this Agreement: (i) Participant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

13.Remedies for Breach. Participant acknowledges that a violation by Participant of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Participant agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of a violation by Participant of any of the covenants contained in this Agreement, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (a) cease payment of the compensation and benefits contemplated by this Agreement (including the Severance Package) to the extent not previously paid or provided, (b) the prompt return by Participant of any portion of such compensation and the value of such benefits previously paid or provided pursuant to Section 3 of this Agreement (less $2,500, which amount shall constitute consideration for the release and waiver of claims in Section 5 of this Agreement, including the release and waiver of claims under ADEA, and shall not be subject to return pursuant to this Section 13) and (c) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The parties agree that any return of consideration pursuant to this Section 13 shall be deemed a liquidated damage and/or a return of consideration and shall not be considered a penalty.
14.Reasonableness of Covenants. Participant acknowledges that the Company and its affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. Participant acknowledges that the Company has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Participant further acknowledges that the Company and its affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law.
In light of the foregoing acknowledgments, Participant agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates. Participant further acknowledges that, although Participant’s compliance with the covenants contained in this Agreement may prevent Participant from earning a livelihood in a business similar to the business of the Company, Participant’s experience and capabilities are such that Participant has other opportunities to earn a livelihood and adequate means of support for Participant and Participant’s dependents.
15.Consultation with Counsel; Knowing and Voluntary Agreement. Prior to execution of this Agreement, Participant was, and hereby is, advised by the Company of Participant’s right to seek independent advice from an attorney of Participant’s own selection regarding this Agreement. Participant acknowledges that Participant has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Participant further represents that, in entering into this Agreement, Participant is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that Participant is relying only upon Participant’s own judgment and any advice provided by Participant’s attorney.
16.No Leave Owed. Participant acknowledges that he has been afforded all of the leave to which he is entitled under the Family and Medical Leave Act or any other applicable leave statute or regulation or Company policy.
17.Release of Age Discrimination Claims under the ADEA. Participant specifically releases the Company from claims under ADEA. By signing this Agreement, Participant understands and agrees that his release of ADEA claims is completely voluntary. Participant does not waive any rights or claims that may arise after the Effective Date of this Agreement. Participant has up to twenty-one (21) days from the date of receipt of this Agreement to decide whether to accept the terms of this Agreement. The parties agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner this consideration period. Participant also understands that he has seven (7) days from the date he executes this Agreement to revoke it, for any reason. If Participant elects to revoke this Agreement prior to the end of the seventh (7th) day after he executes it, he must communicate that revocation so that it is received by the Company, to the attention of Executive Vice President and Chief Human Resources Officer, The Brink’s Company, 555 Dividend Drive, Coppell, TX 75019, by the close of business on the seventh (7th) day following his execution of this Agreement.
18.Date of Receipt of this Agreement. Participant acknowledges and agrees that he has received this Agreement for review on [insert date] and that the benefits provided herein shall be payable to Participant only if Participant executes this Agreement and returns it to the Company, to the attention of Executive Vice President and Chief Human Resources Officer, The Brink’s Company, 555 Dividend Drive, Coppell, TX 75019, by the close of business on or before twenty-one (21) days have passed since his receipt of this Agreement.
19.Entire Agreement. This Agreement supersedes all understandings or agreements, whether oral or written, by and between the Company and Participant, and sets forth the entire agreement between the Company and Participant (excepting any prior non-competition, non-solicitation, and/or non-disclosure agreements between the Company and Participant, including those contained in the RCA(s), which shall continue unabated pursuant to their own terms). Participant acknowledges and agrees that no oral agreement or representations have been made by the Company that are not contained in this Agreement. The parties agree that this Agreement may not be modified, except in writing, and signed by each of the undersigned. If a provision of this Agreement is declared invalid or is unenforceable in any other way, the other provisions shall remain in full force and effect. In such event, the parties shall replace the invalid provision with a valid provision in accordance with the object and the purpose of this

Agreement, in such manner that the new provision shall reflect the intention of the parties as much as possible.
20.Governing Law/Venue for Disputes. The parties acknowledge and agree that this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to conflict of law principles. Any dispute arising from or relating to this Agreement shall be resolved in the United States District Court for the Eastern District of Virginia, Richmond Division, if federal subject matter jurisdiction is available, and if not, in the Richmond Circuit Court, Richmond, Virginia, at the sole option of the Company, and Participant expressly consents to the personal jurisdiction in these courts and in the Commonwealth of Virginia, and to accept service of process of any court filings in such matters, and hereby waives all objections to venue and jurisdiction, as well as Participant’s right to removal, if any.
21.Notices. All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Executive Vice President and Chief Human Resources Officer, The Brink’s Company, 555 Dividend Drive, Coppell, TX 75019, and (b) if to the Participant, shall be delivered personally or mailed to the Participant at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.
22.Assignability. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company. This Agreement may be assigned by the Company to a successor in interest without the prior consent of the Participant.
23.Effective Date. This Agreement takes effect on the eighth day after the date Participant signs it, without revocation (the “Effective Date”). On that date, this Agreement becomes fully binding on Participant and the Company.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the dates indicated below.

_____________________________

Date:

THE BRINK’S COMPANY

_____________________________
    By:
Its:    Executive Vice President and
Chief Human Resources Officer
                    Date: